Exhibit 34.2

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Report of Independent Registered Public Accounting Firm

The Board of Directors

First Republic Bank:

We have examined management’s assessment, included in the accompanying Management Assessment, that First Republic Bank (the Bank) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for residential mortgage loans serviced for others (the Platform), as of and for the year ended December 31, 2015, except for servicing criteria 1122(d)(1)(iii), 1122(d)(3)(i)(C), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the activities it performs with respect to the Platform. Appendix A to Management Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Bank’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Bank’s compliance based on our examination.

The Bank has determined that servicing criterion 1122(d)(1)(v) is applicable to the activities the Bank performs with respect to the Platform only as it relates to those transactions and securities issued after November 23, 2015. Appendix B to Management Assessment identifies the individual asset-backed transactions and securities for which criteria 1122(d)(1)(v) is applicable. For transactions and securities issued on or before November 23, 2015, the Bank has assessed compliance with servicing activities described in servicing criterion 1122(d)(1)(v) under other applicable servicing criteria in accordance with the SEC Division of Corporation Finance’s Manual of Publicly Available Interpretations on Regulation AB and Related Rules, Interpretation 11.03 as of and for the year ended December 31, 2015.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

As described in the accompanying Management Assessment, for servicing criteria 1122(d)(4)(iv), 1122(d)(4)(xi), and 1122(d)(4)(xii), the Bank has engaged various vendors to perform the activities required by these servicing criteria. The Bank has determined that none of these vendors is considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). As permitted by C&DI 200.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Bank’s eligibility to apply C&DI 200.06.

As discussed in the accompanying Management Assessment, the Bank has amended its assessment of compliance dated February 26, 2016 to include the applicable servicing criteria 1122(d)(2)(iv) and 1122(d)(1)(v).

In our opinion, management’s assessment that First Republic Bank complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(4)(iv), 1122(d)(4)(xi), and 1122(d)(4)(xii) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2015 is fairly stated, in all material respects.

San Francisco, California

September 14, 2016

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